People's Credit Card Master Trust

             Independent Accountants' Report on Management's Report
                 on People's Bank's Compliance with Article IV,
               Section 4.2 of the Pooling and Servicing Agreement

                          Year ended December 31, 1996



                        Independent Accountants' Report

People's Bank
850 Main Street
Bridgeport, Connecticut 06604

Bankers Trust Company
Four Albany Street, 10th Floor
New York, New York 10006

Gentlemen:

We have examined the assertion made by the management of People's Bank ("People's") in the accompanying management report entitled Management Report on People's Bank Compliance with Article IV, Section 4.2 of the Pooling and Servicing Agreement that, as of December 31, 1996, People's was in compliance with the provisions set forth in Article IV, Section 4.2 of the Pooling and Servicing Agreement dated June 1, 1993, including the applicable supplements dated June 1, 1993, February 1, 1994, October 1, 1994, March 1, 1995 and
July 1, 1996 (collectively, the "Pooling and Servicing Agreement") between Bankers Trust Company, as trustee, and People's as servicer. Management is responsible for People's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about People's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about People's compliance with the aforementioned provisions and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on People's compliance with those provisions.

In our opinion, management's assertion that People's was in compliance with the aforementioned provisions of Article IV, Section 4.2 of the Pooling and Servicing Agreement as of December 31, 1996 is fairly stated, in all material respects.

/s/ KPMG Peat Marwick LLP
March 20, 1997